Exhibit 16.1

February 9, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: eOn Communications Corporation

We have read the statements that we understand eOn Communications Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

/s/ GHP Horwath, P.C.

Denver, Colorado